Exhibit 10.4
Confidential

Dated 30 September 2026
TEADS FRANCE as Originator and Servicer OT MIDCO, INC. as Master Servicer and FF MALTA AR LTD. as Purchaser
PURCHASE AND SALE AGREEMENT

Contents
Clause    Page

This PURCHASE AND SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this Agreement), dated 30 September 2026, is entered into among:
(1)TEADS FRANCE, a société par actions simplifiée, incorporated under the laws of France, with a share capital of EUR 11,075,588.70, whose registered office is 8-10 rue Sainte-Cécile, 75009 Paris, France, registered under single identification number 483 813 861 RCS Paris, represented by the person identified on the signature page hereof (the Originator and Servicer);
(2)OT MIDCO, INC., a Delaware corporation, represented by the person identified on the signature page hereof (as Master Servicer); and
(3)FF MALTA AR LTD., a private limited liability company registered under the laws of Malta, with company registration number C 117318, and its registered office situated at 171 Old Bakery street, Valletta VLT 1455, Malta, represented by the person identified on the signature page hereof (the Purchaser), together, the Parties.
BACKGROUND
(A)The Originator generates Receivables in the ordinary course of its business.
(B)The Originator wishes to sell to the Purchaser, and the Purchaser is willing to purchase and accept Eligible Receivables and their Related Rights from the Originator, on the terms and subject to the conditions set forth in this Agreement.
(C)The Originator and the Purchaser intend each such sale and purchase made hereunder to be a true sale of Eligible Receivables and their Related Rights by the Originator to the Purchaser, and neither the Originator nor the Purchaser intend the transactions hereunder to be characterised as a loan, extension of credit, or other financing from the Purchaser to the Originator.
(D)The Purchaser intends to pledge the Eligible Receivables and their Related Rights to the Collateral Agent (for the benefit of the Secured Parties) pursuant to the Credit and Security Agreement and the French Receivables Pledge Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1Definitions
Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in the Credit and Security Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the Credit and Security Agreement), among the Purchaser, as the borrower, the Master Servicer, the Persons from time to time party thereto as Lenders and Sound Point Agency LLC, in its capacity as Administrative Agent and in its capacity as Collateral Agent. The rules of construction set forth in Exhibit I of the Credit and Security Agreement are hereby incorporated in this agreement by reference as if such rules of construction were set forth herein in their entirety.
As used herein:
Assignment Notice means a notice of assignment substantially in the form set forth in Schedule 6 (Form of Assignment Notice).
Collection Period means any period of time starting from (but excluding) any Cut-Off Date and ending on (and including) the Cut-Off Date immediately falling thereafter.
Cut-Off Date means:
(a)September 28 September, 2026; and thereafter
(b)the last calendar day of each month.
Existing Determined Receivable means any Receivable which has come to existence and is originated by the Originator which (a) on the first Purchase Date, is included in the Purchase File delivered on such Purchase Date, and (b) thereafter on any subsequent Purchase Date is included in the Purchase File delivered to the Purchaser on such Purchase Date but not in the Purchase File delivered to the Purchaser on the preceding Purchase Date and the Debtor of which was not included in the Purchase File delivered to the Purchaser on the second preceding Purchase Date.
Existing Undetermined Receivable means, on any Purchase Date, any Receivable which has come into existence between (and excluding) the Cut-off Date immediately preceding such Purchase Date and (including) the Purchase Date (and is thus not an Existing Determined Receivable), originated by the Originator and the Debtor of which (i) was not included in the

Purchase File delivered to the Purchaser on the preceding Purchase Date and (ii) is included in the Purchase File delivered to the Purchaser on such Purchase Date.
Facility Account means the Facility Account of the Purchaser.
French Collection Account means any Collection Account in the name of the Originator that is (a) listed as such in Schedule 7 (French Collection Accounts) as at the Closing Date or (b) approved in writing as such by the Administrative Agent (acting at the direction of the Requisite Lenders) and added to Schedule 7 (French Collection Accounts) hereto in accordance with section 5.3(b) of the Credit and Security Agreement and clause 8.1(q) of this Agreement.
Future Receivable means, on any Purchase Date, any Receivable which (a) has not yet come into existence on such Purchase Date (and is thus not an Existing Undetermined Receivable or an Existing Determined Receivable), to be originated by the Originator and (b) that will arise and will become existing during the applicable Future Receivables Reference Period.
Future Receivables Reference Period means on any Purchase Date, with respect to any Future Receivable originated or to be originated by the Originator and to be assigned to the Purchaser on such Purchase Date; the period of time commencing on (and excluding) such Purchase Date and ending on (and including) the immediately following Purchase Date.
Notification Event means the occurrence of an Amortization Event.
Offer and Acceptance Notice means the notice the form of which is set out in Schedule 4 (Offer and Acceptance Notice).
Payment Date means a Purchase Date.
Purchase Date means:
(a)the Closing Date; and thereafter
(b)each date falling on a Monthly Payment Date.
Purchase File means, with respect to a Purchase Date and in respect of the Originator, the electronic file attached to any Offer and Acceptance Notice delivered by or on behalf of the Originator to the Purchaser on any Purchase Date, identifying (i) the list of all Debtors in respect of which Receivables have already been purchased by the Purchaser from the Originator, or in respect of which Receivables will arise and become due during the applicable Collection Period, and (ii) all the Eligible Receivables already transferred by the Originator to the Purchaser and to be transferred on such Purchase Date, strictly in the form attached as Schedule 2 (Form of Purchase File).
Purchaser’s Net Worth means, at any time of determination, an amount equal to (a) the aggregate Outstanding Balance of all Pool Receivables at such time, minus (b) the sum, without duplication, of (i) the Aggregate Revolving Principal, (ii) accrued and unpaid Interest on all Advances, (iii) accrued and unpaid Fees, (iv) the aggregate outstanding principal amount under the Intercompany Loan Agreement at such time, and (v) accrued and unpaid interest under the Intercompany Loan Agreement at such time.
Related Rights means, with respect to any Receivable:
(a)all instruments and documents that evidence such Receivable;
(b)all letter of credit rights and other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;
(c)all rights, interests and claims (but not obligations) under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time, in each case, supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;
(d)all books and records to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) to the French Collection Accounts, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds; and
(e)all rights to receive and obtain payment under the Contract for such Receivable including rights of enforcement or rights to claim indemnities, compensation, set-off, late interest or penalties under the Contract against the relevant obligor.
(f)Required Capital Amount means $500,000.
2Sales and purchases
1.Agreement to Sell and Purchase
(a)On the terms and subject to the conditions set forth in this Agreement, the Originator agrees to sell to the Purchaser, and the Purchaser agrees to purchase (and, in the case of a purchase, accept) from the Originator, on each Purchase Date falling on or after the

Closing Date but before the Sale and Purchase Termination Date, the following Receivables, together with all their Related Rights:
(i)any Existing Determined Receivable as at the preceding Cut-Off Date (being an Eligible Receivable on such Purchase Date);
(ii)any Existing Undetermined Receivable that will come into existence from the Cut-Off Date preceding such Purchase Date (excluding) to such Purchase Date (including); and
(iii)any Future Receivable that will come into existence during the Future Receivables Reference Period which begins on such Purchase Date,
(g)in each case, that has not already been validly assigned to the Purchaser on any prior Purchase Date, either as a Future Receivable, as an Existing Undetermined Receivable or as an Existing Determined Receivable.
(b)All sales and purchases of Receivables and Related Rights hereunder shall be made without recourse except as expressly set forth herein, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants, deemed collection obligations and indemnities of the Originator set forth in this Agreement. No obligation or liability to any Obligor on any Eligible Receivable or any related Contract is intended to be assumed by the Purchaser (or its assignees) hereunder, and any such assumption is expressly disclaimed. The Purchaser's foregoing commitment to purchase and accept Receivables and Related Rights is herein called the "Purchase Facility". For the purposes of Article 1326 of the French Civil Code, the Seller and the Purchaser acknowledge and agree that the Seller does not guarantee the solvency of any assigned debtor under the Receivables.
2.Purchase of title to Receivables
(a)The assignment of any present or future Receivable by the Originator to the Purchaser shall be made in accordance with article 1321 et seq. of the French Civil Code.
(b)For the purpose of each assignment, on or prior to each Purchase Date, the Originator will offer to assign to the Purchaser only those Receivables that are Eligible Receivables by delivering to the Purchaser a duly completed and executed Offer and Acceptance Notice to which shall be attached the applicable Purchase File identifying and individualising all offered Receivables.
(c)Each offer made pursuant to the foregoing shall constitute an irrevocable offer by the Originator to transfer to the Purchaser by way of assignment under article 1321 et seq. of the French Civil Code, all rights, title, interests and benefits, present and future, in each of the offered Receivables as well as all Related Rights relating to such offered Receivables.
(d)The acceptance of each offer shall be made by dating and countersigning the Offer and Acceptance Notice by the Purchaser on the relevant Purchase Date.
(e)The countersigning of the Offer and Acceptance Notice by the Purchaser shall constitute the formal acceptance of the assignment of the Eligible Receivables and the countersigned Offer and Acceptance Notice shall constitute the written assignment deed (acte de cession) for the purposes of articles 1322 and 1323 of the French Civil Code. In accordance with article 1323 of the French Civil Code, the assignment of the Eligible Receivables shall be binding on the parties to this Agreement and enforceable against third parties, with no further formality, on the date of each written assignment deed (acte de cession) (which shall take the form of a duly completed Offer and Acceptance Notice duly executed by the Originator and the Purchaser) and, for a future Receivable, when that Receivable comes into existence.
3.Consideration for Purchases
On the terms and subject to the conditions set forth in this Agreement, the Purchaser agrees to make Purchase Price payments to the Originator pursuant to clause 4.
4.Sale and Purchase Termination Date
The "Sale and Purchase Termination Date" shall be the earlier to occur of (a) the date the Purchase Facility is terminated by Purchaser (with the prior written consent of the Administrative Agent (acting at the direction of the Requisite Lenders)) pursuant to clause 10.2(a) and (b) the Final Payout Date.
3Purchase records; purchase price calculation
1.Purchase Records
On the Closing Date and on or prior to each date when a Monthly Report is due to be delivered under the Credit and Security Agreement (each such date, a Monthly Purchase Record Date), the Master Servicer (or its delegee) shall record in its books and records, which it shall maintain and make available to the Purchaser and the Originator upon request (the Purchase Records), the following information: (a) Receivables purchased by the Purchaser from the Originator on the Closing Date (in the case of the Purchase Records to be recorded on the Closing Date); (b) Receivables purchased by the Purchaser from the Originator on the Purchase Date immediately preceding such Monthly Purchase Record Date (in the case of each Monthly Purchase Record Date after the Closing Date); and (c) the calculations of reductions of the Purchase Price for any Receivables as provided in Section 4.3(a) and (b).

The Master Servicer shall make available to the Reporting Services Provider, the Lenders, the Adminnistrative Agent and the Collateral Agent, as required, the Purchase Records, together with the Outstanding Balance of all Pool Receivables purchased by the Purchaser from the Originator, for the purposes of any Borrowing Base Report to be delivered under the Credit and Security Agreement.
For the avoidance of doubt, no failure by the Master Servicer to maintain any Purchase Records, or the existence of any error therein, shall derogate from the Purchaser's and its assigns', right, title and interest in, to or under any Receivables or Related Rights conveyed or purported to be conveyed, to Purchaser hereunder.
2.Purchase Price Calculation
The "Purchase Price" to be paid to the Originator on any Payment Date in accordance with the terms of Clause 4 for the Receivables and the Related Rights that are purchased hereunder from the Originator shall be determined in accordance with the following formula:

PP	=	OB x FMVD
where:
PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.
OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.
FMVD	=
Fair Market Value Discount, as measured on such Payment Date, which is equal to a percentage determined by the Purchaser and the Originator from time to time to provide the Purchaser with a reasonable return on its investment in the Receivables after taking into account (i) the time value of money based upon the anticipated dates of collection of the Receivables, (ii) the cost to the Purchaser of financing its investment in the Receivables during such period and (iii) the risk of nonpayment by the Obligors. The Originator and the Purchaser may agree from time to time to change the Fair Market Value Discount based on changes in one or more of the items affecting the calculation thereof; provided that any change to the Fair Market Value Discount shall take effect as of the first day of a calendar month, shall apply only prospectively and shall not affect the Purchase Price payment in respect of Receivables which came into existence during any calendar month ending prior to the calendar month during which the Originator and the Purchaser agree to make such change.

4Purchase price payments
1.Initial Purchase Price Payment
On the terms and subject to the conditions set forth in this Agreement, the Purchaser agrees to pay to the Originator the Purchase Price for the purchase to be made from the Originator on the Closing Date (i) in cash to the extent the Purchaser has cash available therefor, including after giving effect to any borrowings by the Purchaser under the Credit and Security Agreement and (ii) the remainder by accepting an intercompany loan from the Originator that was made under an intercompany loan agreement in the form of Schedule 5 to the Purchaser (each such intercompany loan agreement, as it may be amended, supplemented, endorsed or otherwise modified from time to time, each being herein called an Intercompany Loan Agreement) with an initial principal amount equal to the remaining Purchase Price payable to the Originator not paid in cash.
As used herein, Intercompany Loan means the loans made under the Intercompany Loan Agreement.
2.Subsequent Purchase Price Payments
(a)On each Payment Date subsequent to the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Purchaser shall pay to the Originator the Purchase Price for the Receivables and the Related Rights generated by the Originator (i) first in cash to the extent the Purchaser has cash available therefor and such payment is not prohibited under the Credit and Security Agreement and (ii) second, to the extent any portion of the Purchase Price remains unpaid following payment or a deemed payment or application of cash, in either case to the Originator on such date as application therefor, an Intercompany Loan shall automatically be made by the Purchaser under the Intercompany Loan Agreement with the Originator in an initial principal amount equal to the least of (x) such remaining unpaid portion of such Purchase Price and (y) the maximum amount that could be made without rendering the Purchaser’s Net Worth less than the Required Capital Amount.
(b)All amounts paid by the Purchaser to the Originator shall be allocated first to the payment of any Purchase Price then due and unpaid, second to the payment of accrued and unpaid interest on the Intercompany Loans made by the Originator; third to the repayment of the principal outstanding on the Intercompany Loans made by the Originator to the extent of such outstanding principal thereof as of the date of such payment before such amounts may be allocated for any other purpose and fourth, as a distribution on capital. The Master Servicer (or its delegee) shall make all appropriate record keeping entries with respect to each of the Intercompany Loans to reflect the foregoing payments and reductions made pursuant to clause 4.3, and the Master Servicer’s (or its delegee’s) books and records shall constitute rebuttable presumptive evidence of the principal amount of, and accrued interest on, each of the Intercompany Loans at any time.
(c)Notwithstanding anything to the contrary contained in this Agreement or any Intercompany Loan Agreement, the Originator acknowledges that all obligations of the Purchaser in respect of principal and interest evidenced by the Intercompany Loans may only be paid from funds available to the Purchaser pursuant to Sections 2.1 and 2.2 of the Credit and Security Agreement, and shall be non-recourse to the Purchaser other than with respect to such funds.
3.Settlement as to Specific Receivables and Dilution.
(a)If on any day:
(i)any of the representations or warranties of the Originator set forth in clauses 7.7, 7.10, 7.14, 7.15, or 7.17 are not true with respect to any Receivable conveyed to the Purchaser hereunder; or
(ii)the Outstanding Balance of any Receivable conveyed to the Purchaser hereunder is reduced or is cancelled as a result of (A) any defective, rejected, returned, repossessed or foreclosed goods or services, (B) any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by the Originator, any other Teads Party or any Affiliate thereof, or (C) any setoff, counterclaim or dispute between any Teads Party or any Affiliate thereof and an Obligor;
then, in either case, the Originator shall be deemed to have received a Collection on such Receivable on such day in an amount equal to (x) in the case of clause (i) above, the affected Receivable's Outstanding Balance in full, and (y) in the case of clause (ii) above, an amount equal to the positive difference between (A) such Receivable's Outstanding Balance prior to such reduction or cancellation and (B) such Receivable's Outstanding Balance after such reduction or cancellation. Collections deemed to have been received by the Originator pursuant to this clause 4.3(a) are referred to as "Deemed Collections." Notwithstanding the foregoing, if the Outstanding Balance of any Receivable conveyed to the Purchaser hereunder is reduced, cancelled, or otherwise uncollectable by reason of the bankruptcy, insolvency, lack of creditworthiness or other financial inability to pay of the related Obligor, then no Deemed Collections shall arise in respect of such Receivable.
(b)If the Originator is deemed to receive any Deemed Collections pursuant to clause 4.3(a), then the Originator shall within two (2) Business Days thereof pay in cash to a French Collection Account (or as otherwise directed by the Administrative Agent (acting at the direction of the Requisite Lenders) at such time) for the benefit of the Purchaser and the Secured Parties (as Purchaser's assignees) an amount equal to:
(i)if the Facility Termination Date has not occurred and no Amortization Event or Potential Amortization Event has occurred and is continuing, the lesser of (x) the full amount of such Deemed Collections and (y) the amount necessary (by applying such amount as a Collection pursuant to Section 1.6 of the Credit and Security Agreement) to eliminate any Overadvance that exists at such time; or
(ii)if the Facility Termination Date has occurred or an Amortization Event or Potential Amortization Event has occurred and is continuing, the full amount of such Deemed Collection.
(c)If, on any day, the Outstanding Balance of any Receivable purchased hereunder is subject to any withholding Tax, and/or any sales, stamp or transfer Tax, then without duplication, either: (1) the Purchase Price with respect to such Receivable shall be reduced by the alount of such withholding Tax, sales, stamp or transfer Tax and shall be accounted to such Originator as provided in clause (d) below; or (2) the Originator shall on demand pay to the Purchaser, and fully indemnify the Purchaser against, the amount of any such withholding Tax, and/or sales, stamp or transfer Tax on an after-Tax basis such that the Purchaser is made whole in respect of any withholding Tax, and/or sales, stamp or transfer Tax imposed on the Outstanding Balance of any Receivable purchased hereunder.
(d)Any reduction in the Purchase Price of any Receivable pursuant to clause 4.3(a) or (b) above that is not required to be applied in cash may, unless prohibited by a Requirement of Law, be applied at the Purchaser's election, as a reduction of the outstanding principal balance under the Intercompany Loan Agreement made by the Originator to the extent any Purchase Price in respect of any Receivables and Related Rights that have been purchased under item (ii) clause 4.2(a).
5Effective Global Rate
(a)In order to comply with Articles L. 314-1 to L. 314-5 and R. 314-1 et seq. of the French Consumer Code (Code de la consommation), as referred to in Article L. 313-4 of the French Monetary and Financial Code (Code monétaire et financier), the Purchaser hereby informs the Originator that the effective global rate (taux effectif global) calculated on 30 September 2026 on the basis of a 365-day year is 13.16% per annum. For this purpose the Purchaser has assumed an aggregate Outstanding Balance of € 30M and a Fair Market Value Discount equal to 2.5%.

(b)It is acknowledged and agreed that by virtue of certain characteristics of this Agreement, the effective global rate (taux effectif global) may change and the effective global rate (taux effectif global) is only an indicative calculation.
6Effectiveness; additional originators
1.Effectiveness
This Agreement shall become effective as of the Closing Date upon effectiveness of the Credit Agreement pursuant to the terms thereof
2.Additional originators
Additional Persons may be added as originators hereunder, with the prior written consent of the Purchaser (acting in its sole discretion) and the Administrative Agent (acting at the direction of the Requisite Lenders, acting in their sole discretion); provided that the following conditions are satisfied or waived in writing by the Purchaser and Administrative Agent (acting at the direction of the Requisite Lenders) on or before the date of such addition:
(a)the Master Servicer shall have given the Purchaser, the Administrative Agent and each Lender at least thirty (30) days' prior written notice (or such shorter period as may be agreed in writing by the Administrative Agent (acting at the direction of the Requisite Lenders)) of such proposed addition and the identity of the proposed additional Originator and shall have provided such other information with respect to such proposed additional Originator as the Purchaser, the Administrative Agent (acting at the direction of the Requisite Lenders) or any Lender may reasonably request;
(b)such proposed additional Originator shall have executed and delivered to the Purchaser, the Administrative Agent and each Lender an agreement substantially in the form attached hereto as Schedule 3 (a Joinder Agreement);
(c)such proposed additional Originator shall have delivered to the Purchaser, the Administrative Agent (as the Purchaser's assignee) and each Lender each of the documents, certifications, opinions of counsel and lien searches with respect to the Originator, which documents, certifications, opinions of counsel and lien searches were delivered to the Administrative Agent as conditions precedent to effectiveness of the Credit and Security Agreement on the Closing Date, in each case, in form and substance satisfactory to the Purchaser, the Administrative Agent (acting at the direction of the Requisite Lenders) and each Lender;
(d)such addition shall not result in a Change in Control;
(e)no Sale and Purchase Termination Event shall have occurred and be continuing; and

(f)no Amortization Event or Potential Amortization Event shall exist or shall result from such addition.
7Representations and warranties
The Originator hereby represents and warrants with respect to itself that each representation and warranty concerning it or the Receivable sold by it hereunder that is contained in the Credit and Security Agreement is true and correct and hereby makes the representations and warranties set forth in this clause 7 as of the Closing Date and each day on which any Receivable is sold to the Purchaser hereunder (except for representations and warranties which apply as to a specific date, in which case such representations and warranties shall be true and correct as of such date):
1.Existence and Power
The Originator (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (ii) has full power and authority under its organizational documents and under the laws of the jurisdiction of its organization or formation to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted and (iii) is duly qualified to do business, is in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except to the extent that the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.
2.Power and Authority; Due Authorization
The Originator (i) has all necessary organizational power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) sell and assign in the Receivables and the Related Rights to the Purchaser on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary organizational action such sale or grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Originator by all necessary action.
3.Binding Obligations
This Agreement and each of the other Transaction Documents to which the Originator is a party, when executed and delivered by each other party thereto, constitute legal, valid and binding obligations of the Originator, enforceable against the Originator in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
4.No Conflict or Violation
The execution and delivery of this Agreement and each other Transaction Document to which the Originator is a party, and the performance of the transactions contemplated by this Agreement and such other Transaction Documents and the fulfillment of the terms of this Agreement and such other Transaction Documents by the Originator, will not (i) conflict with, result in a breach of or constitute a default under its organizational documents or any agreement with respect to Material Indebtedness, lease or instrument to which the Originator is a party or by which it or its properties may be bound or affected, (ii) result in the creation or imposition of any Adverse Claim upon any of the Collateral pursuant to the terms of any such Material Indebtedness, lease or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation would not reasonably be expected to have a Material Adverse Effect.
5.Litigation and Other Proceedings
There is no action, suit, proceeding or investigation pending, or to the Originator's knowledge threatened in writing, against the Originator before any Governmental Authority: (A) asserting the invalidity of this Agreement or any of the other Transaction Document, (B) seeking to prevent the grant of a security interest in any Receivable or Related Right by the Originator to the Purchaser, the ownership or acquisition by the Purchaser of any Receivable or Related Right or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which it is a party, (C) seeking any determination or ruling that would materially and adversely affect the performance by the Originator of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations that would reasonably be expected to have a Material Adverse Effect.
6.No Consents
Except where the failure to obtain or make such authorization, consent, order, approval or action would not reasonably be expected to have a Material Adverse Effect, the Originator is not required to obtain the consent of any other party or any authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party that has not already been obtained.

7.Valid Sale
(a)Each sale and purchase of Receivables and the Related Rights made by the Originator pursuant to this Agreement shall constitute a valid sale, transfer and assignment of Receivables and Related Rights to the Purchaser, enforceable against creditors of, and purchasers from, the Originator, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(b)For the avoidance of doubt, the parties confirm that each sale and assignment hereunder is intended to constitute, and shall constitute, a true sale and assignment of the relevant Receivables and Related Rights from the Originator to the Purchaser, and not a loan, extension of credit, or other financing secured by the Receivables. The Originator acknowledges that the Purchaser and the Secured Parties will rely on the foregoing characterisation in entering into the transactions contemplated by this Agreement and the other Transaction Documents.
8.Accuracy of Information
No certificates, reports, statements, documents and other information (other than forward-looking information and information of a general economic nature or general industry nature) furnished to the Purchaser, the Administrative Agent or the Lenders by the Originator pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, when taken as a whole, contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein (taken as a whole) not materially misleading in light of the circumstances under which made, in each case, as of the date such information is furnished (as modified or supplemented by other information so furnished); provided that, with respect to projected financial information, if any, such representation is made only that any projections and forecasts are based on good faith estimates and assumptions believed by the Originator to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may materially differ from projected or forecasted results.
9.No Material Adverse Effect
As of the Closing Date, there has been no Material Adverse Effect with respect to the Originator.

10.Eligible Receivables
Each Receivable sold, transferred, contributed or assigned hereunder is, upon coming into existence, an Eligible Receivable on the date of sale, transfer, contribution or assignment.
11.Credit and Collection Policy
Since the Closing Date, the Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable sold by it hereunder and the related Contracts.
12.Financial Condition
The Originator is, as of the Closing Date, Solvent and no Insolvency Proceeding with respect to the Originator is pending or threatened.
13.Taxes
Except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Originator has (i) timely filed or caused to be filed all Tax returns, reports and statements required to be filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax returns are required to be filed and (ii) all Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with applicable accounting standards, including French GAAP or IFRS, as applicable.
14.No Avoidance
No sale, assignment or transfer of any Receivable by the Originator pursuant to this Agreement has been effected in circumstances that would reasonably be expected to result in such sale, assignment or transfer being annulled, avoided or declared ineffective or unenforceable as against any creditor or third party pursuant to Articles L. 632-1 or L. 632-2 of the French Commercial Code, Article 1341-2 of the French Civil Code or any other analogous provision of applicable French law relating to transactions entered into during the période suspecte or in fraud of creditors’ rights.
15.Title
(a)Prior to their assignment to the Purchaser pursuant to this Agreement, the Originator owned and had good and marketable title to the Receivables and Related Rights free and clear of any Adverse Claim of any Person (other than arising under the Transaction Documents).

(b)The Originator has not pledged, assigned, sold, granted a security interest in, or otherwise transferred or disposed of any of the Receivables or Related Rights except as permitted by this Agreement and the other Transaction Documents. The Originator has not created or permitted to subsist any Adverse Claim over any Receivable or Related Rights or Collections or any Transaction Account, except as permitted by this Agreement and the other Transaction Documents.
(c)Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this clause 7.15 shall be continuing and remain in full force and effect until the Final Payout Date.
16.Reliance on Separate Legal Identity.
The Originator acknowledges that each of the Lenders, the Collateral Agent and the Administrative Agent are entering into the Transaction Documents to which they are parties in reliance upon the Purchaser's identity as a legal entity separate from the Originator.
17.Enforceability of Contracts
Each Contract related to any Receivable sold by the Originator hereunder is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of such Receivable, enforceable against the Obligor in accordance with its terms, without being subject to any defense, deduction, offset or counterclaim, and, upon such Receivable having come into existence, the Originator has fully performed its obligations under such Contract, except as may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law (regardless of whether enforcement is sought in a proceeding in equity or at law).
18.Compliance with Law
The Originator is in compliance with the requirements of all applicable Laws applicable to its property or business operations, except in such instance where any failure to comply therewith, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
19.Servicing Programs
No license or approval is required for Master Servicer's or Purchaser's use of any software or other computer program used by the Originator in the servicing of the Receivables, other than those that have been obtained and are in full force and effect or where the failure to obtain such license or approval would not be reasonably likely to have a Material Adverse Effect.

20.Compliance with Transaction Documents and Contracts
The Originator has complied with all of the terms, covenants and agreements contained in the other Transaction Documents to which it is a party.
21.Anti-Money Laundering / International Trade Law Compliance
(a)The Originator is not a Sanctioned Person; and
(b)is in compliance with Anti-Corruption Laws, applicable Anti-Terrorism Laws and applicable Sanctions.
22.Collections
The Originator will at all times, instruct all Obligors to deliver payments on the Pool Receivables to a French Collection Account. The Originator will, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Originator. If any payments on the Pool Receivables or other Collections are received by the Originator, it shall hold such payments for the benefit of the Purchaser, the Administrative Agent, the Lenders and the other Secured Parties and promptly (but in any event within one (1) Business Day after receipt) remit such funds into a French Collection Account. The Originator shall not permit funds other than Collections on Pool Receivables and other Collateral to be deposited into any French Collection Account other than amounts required to cure any Overadvance pursuant to sections 1.3(e) and 1.6 of the Credit and Security Agreement. The Originator will not, and will not permit any other Person to commingle Collections or other funds to which the Purchaser, the Administrative Agent, any Lender or any other Secured Party is entitled, with any other funds other than Collections on Pool Receivables and other Collateral or amounts required to cure any Overadvance pursuant to sections 1.3(e) and 1.6 of the Credit and Security Agreement. The Originator has not added, replaced or terminated any French Collection Account or made any change in its instructions to the Obligors regarding payments to be made to the French Collection Accounts except in accordance with 8.1(q).
23.Nature of Pool Receivables
All Pool Receivables (i) were originated by the Originator in the ordinary course of its business, (ii) were sold to the Purchaser for fair consideration and reasonably equivalent value.
Since the Closing Date, there has been no material adverse change in either the collectibility or the payment history of the Receivables originated by the Originator.
24.Credit and Security Agreement
The Originator has received an executed copy of the Credit and Security Agreement and has full knowledge of its terms.
8Covenants of the Originator
1.Covenants
At all times from the Closing Date until the Final Payout Date, the Originator shall perform the following covenants:
(a)Existence. The Originator shall keep in full force and effect its existence and rights as a corporation, limited liability company or other entity under the laws of the state of its jurisdiction of organization. The Originator shall obtain and preserve its qualification to do business in each jurisdiction in which the conduct of its business as required by this Agreement requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)Financial Reporting. The Originator will maintain (or have maintained on its behalf by a consolidated Affiliate) a system of accounting established and administered in accordance with applicable accounting standards, including French GAAP or IFRS, as applicable, which may be a consolidated accounting system, and the Originator shall (or shall cause such consolidated Affiliate to) furnish to the Purchaser, the Administrative Agent and each Lender such information (including non-financial information) as the Purchaser, the Administrative Agent or any Lender may from time to time reasonably request.
(c)Notices. The Originator will notify the Purchaser and the Administrative Agent in writing of any of the following events, with such notice describing the same, and if applicable, the steps taken or being taken by the Person(s) affected with respect thereto:
(i)Notice of Sale and Purchase Termination Event, Amortization Event or Potential Amortization Event. A statement of a Responsible Officer of the Originator setting forth details of any Sale and Purchase Termination Event (as defined in clause 10.1), Amortization Event or Potential Amortization Event that has occurred and is continuing and the action that the Originator has taken or proposes to take with respect thereto.
(ii)Representations and Warranties. The failure of any representation or warranty made or deemed made by the Originator under this Agreement or any other Transaction Document to be true and correct in any material respect when made (or if already qualified by materiality or Material Adverse Effect, in all respects).
(iii)Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which could reasonably be expected to have a Material Adverse Effect.
(iv)Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Receivables or Related Rights or any material portion thereof, (B) any Person other than the Purchaser, the Master Servicer or the Collateral Agent shall obtain any rights or direct any action with respect to any French Collection Account or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Master Servicer or the Administrative Agent.
(v)Change in Accountants or Accounting Policy. Any change in (A) the external accountants of the Originator, or (B) any material accounting policy of the Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which the Originator accounts for the Pool Receivables shall be deemed "material" for such purpose).
(vi)Material Adverse Effect. Promptly after the occurrence thereof, notice of any Material Adverse Effect with respect to the Originator.
(d)Conduct of Business; Preservation of Existence. The Originator shall maintain its organizational existence in full force and effect in its jurisdiction of incorporation, formation or organization, as the case may be. The Originator will qualify and remain licensed or qualified as a foreign corporation or limited liability company, as the case may be, in each jurisdiction in which the failure to receive or retain such licensing or qualification would reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this clause shall prevent any transaction permitted by clause (n) below or not otherwise prohibited by this Agreement or any other Transaction Document.

(e)Compliance with Laws. The Originator will comply with all Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.
(f)Furnishing of Information and Inspection of Receivables. The Originator will furnish or cause to be furnished to the Administrative Agent (for distribution to the Lenders) from time to time such information with respect to the Pool Receivables and the other Collateral as the Administrative Agent (acting at the direction of the Requisite Lenders or any Lender may reasonably request. The Originator will, at the Originator's expense, at reasonable times during regular business hours with reasonable prior written notice, (i) permit the Administrative Agent and each Lender or their respective agents or representatives to (A) to examine and make copies of and abstracts from all Records in the possession or under the control of the Teads Parties relating to the Pool Receivable) and the Related Security, including, without limitation, the related Contracts, (B) upon reasonable advance written notice, visit the offices and properties of the Originator, not more than twice in any calendar year, during reasonable business hours for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Originator's financial condition or the Pool Receivables and the Related Security or the Originator's performance under any of the Transaction Documents or performance under the Contracts and, in each case, with any of the officers or employees of such Teads Partyy having knowledge of such matters (each such visit, a Review). Such Reviews may include a review of the Originator's compliance with the Credit and Collections Policy. In connection with such Reviews, the Originator shall not unreasonably oppose a request by the Lenders to communicate directly with the Originator's independent certified public accountants; provided that the Originator shall have an opportunity to be present at or participate in any such discussion with the Originator's independent certified public accountants. So long as no Amortization Event has occurred and is continuing, the Administrative Agent (acting at the direction of the Requisite Lenders) and the Lenders shall be entitled to conduct (and the Originator shall only be responsible for the cost of) up to two such Reviews under this clause 8.1(f) in any one calendar year. Notwithstanding anything to the contrary in this clause 8.1(f), no the Originator shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by law or any binding agreement, or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.
(g)Payments on Receivables; Collection Account. The Originator will at all times, instruct all Obligors to deliver payments on the Pool Receivables to a French Collection Account. The Originator will, at all times, maintain such books and records necessary to identify

Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Originator. If any payments on the Pool Receivables or other Collections are received by the Originator, it shall hold such payments as property for, and for the benefit of, the Purchaser, the Collateral Agent, the Lenders and the other Secured Parties and promptly (but in any event within one (1) Business Day after receipt) remit such funds into a French Collection Account. The Originator shall not permit funds other than Collections on Pool Receivables and other Collateral to be deposited into any French Collection Account other than amounts required to cure any Overadvance pursuant to sections 1.3(e) and 1.6 of the Credit and Security Agreement. If funds other than Collections on Pool Receivables and other Collateral or amounts required to cure any Overadvance pursuant to sections 1.3(e) and 1.6 of the Credit and Security Agreement are nevertheless deposited into any French Collection Account, the Originator will within two (2) Business Days after such deposit identify and transfer, or cause the transfer, of such funds to the appropriate Person entitled to such funds. The Originator will not, and will not permit any other Person to commingle Collections or other funds to which the Purchaser, the Administrative Agent, any Lender or any other Secured Party is entitled, with any other funds for more than two (2) Business Days. The Originator (or the Master Servicer on its behalf) shall at all times, maintain such books and records necessary to identify Collections received from time to time on Receivables in the French Collection Accounts or otherwise and to segregate such Collections from the property of the Originator.
(h)Sales, Liens, etc. Except as otherwise provided herein, no Originator will sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Pool Receivable or other Related Rights, or assign any right to receive income in respect thereof or any Collections or any Transaction Account.
(i)Extension or Amendment of Pool Receivables; Performance of Contracts. Except as otherwise permitted by the Credit and Security Agreement, no Originator will, or will permit the Master Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract other than in accordance with the Credit and Collection Policy. The Originator shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.
(j)Change in Credit and Collection Policy. No Originator will make, or direct the Master Servicer to amend the Credit and Collection Policy in a manner that is adverse in any material respect to the collectability of the Pool Receivables or changes in any material respect the assessment of the credit worthiness of any existing Obligor or new Obligor without the prior written consent of the Administrative Agent (for distribution to the Lenders).
(k)Books and Records. The Originator will maintain and implement (or cause the Master Servicer to maintain and implement) commercially reasonable administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Master Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables and all Collections of and adjustments to each existing Pool Receivable.
(l)Ownership Interest, Etc. The Originator shall (and shall cause the Master Servicer to), at its expense, take all action necessary or reasonably requested by the Purchaser or the Administrative Agent (acting at the direction of the Requisite Lenders) desirable to establish and maintain a valid and enforceable ownership or security interest in the Pool Receivables, the Related Rights and Collections with respect thereto, and a first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim, in favor of the Purchaser, including taking such action to perfect, protect or more fully evidence the interest of the Purchaser as the Purchaser, the Administrative Agent (acting at the direction of the Requisite Lenders) or any Secured Party may reasonably request. In order to evidence the security interests of the Purchaser under the French Collateral Documents, the Originator shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including such actions as are reasonably requested by the Purchaser or Administrative Agent (acting at the direction of the Requisite Lenders)) to maintain and perfect, as a first-priority interest, Purchaser's security interest in the Receivables and Collections.
(m)Further Assurances. The Originator hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Purchaser, the Master Servicer or the Administrative Agent (acting at the direction of the Requisite Lenders) may reasonably request, to perfect, protect or more fully evidence the purchases made hereunder or under the Credit and Security Agreement and/or security interest granted pursuant to the Credit and Security Agreement or any other Transaction Document, or to enable the Purchaser or the Collateral Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies hereunder, under the Credit and Security Agreement or under any other Transaction Document.

(n)Mergers, Acquisitions, Sales, etc. The Originator shall not be a party to any amalgamation, demerger, merger, consolidation or other restructuring, except (i) any such transaction between Teads Holding Co. and its Subsidiaries on a solvent basis or other transactions in which the Administrative Agent (acting at the direction of the Requisite Lenders) has provided its prior written consent or (ii) any such transaction where the Originator is the surviving entity and following such transaction, there is no change with respect to the ownership of the Originator; provided that if such transaction involves the Originator, then the Administrative Agent and the Requisite Lenders shall be satisfied that all actions to perfect and protect the interests of the Purchaser and the Administrative Agent, on behalf of the Lenders, in and to the Receivables to be purchased by the Purchaser under this Agreement and other Related Rights, as reasonably requested by the Administrative Agent or the Requisite Lenders shall have been taken by, and at the expense of, the Originator.
(o)Insurance. The Originator shall maintain in effect, at the Originator's expense, such insurance as the Originator deems appropriate in its good faith business judgment.
(p)Other Additional Information. The Originator shall provide to the Administrative Agent and the Lenders such information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable Laws (including without limitation the "know your customer" and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.
(q)Change in Payment Instructions to Obligors. The Originator shall not (and shall not permit the Master Servicer or the Servicer to) add or terminate any Bank as a Collection Bank or add, replace or terminate any French Collection Account or make any change in its instructions to the Obligors regarding payments to be made to the French Collection Account, except in accordance with the applicable Transaction Documents and, where required thereunder, with the prior written consent of the Administrative Agent (acting at the direction of the Requisite Lenders) in accordance with section 5.3(b) of the Credit and Security Agreement, and provided that a French bank account pledge has been entered into by the Originator as pledgor and the Purchaser as pledgee with respect to such new Collection Accounts and a written pledge notification has been delivered to the relevant Collection Bank.
(r)Access to Collections. The Originator shall not (and shall not permit the Master Servicer or the Servicer to, and the Master Servicer shall not permit any other Teads Party to), withdraw or otherwise access cash in the Collections Accounts, unless pursuant to the Credit and Security Agreement.

(s)Daily Sweep. Following the applicable Post-Closing Deadline, the Originator shall at all times maintain an automatic daily sweep arrangement with the applicable Collection Bank transferring all Collections received in each French Collection Account to the Facility Account on a daily basis. The Originator shall not terminate or change such sweep instructions without the prior written consent of the Lender; provided that, if the Collection Bank cannot implement an automatic sweep, the Originator shall manually sweep such Collections daily to the Facility Account.
(t)Access to Account Information. The Originator shall provide the Purchaser and the Master Servicer with (and shall permit the Purchaser and the Master Servicer to provide the Administrative Agent with) online viewing access to the account statements of each French Collection Account and, upon request of the Requisite Lenders or the Collateral Agent, online (or other requested) access to statements of any other bank accounts of the Originator and the Servicer for the purpose of determining Obligor payments on Pool Receivables made to such accounts.
(u)Separateness Covenants. The Originator hereby acknowledges that this Agreement and the other Transaction Documents are being entered into in reliance upon the Purchaser's identity as a legal entity separate from the Originator and its Affiliates. Therefore, from and after the date hereof, the Originator shall take all reasonable steps necessary (reasonably requested by the Requisite Lenders (it being understood that the Originator shall not have any obligation to maintain or preserve the Purchaser’s financial condition or cause the Purchaser to achieve certain levels of operating results)) to make it apparent to third Persons that the Purchaser is an entity with assets and liabilities distinct from those of the Originator and any other Persons, and is not a division of the Originator, its Affiliates or any other Person consistent with the terms of the Transaction Documents. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, the Originator shall comply and/or act in accordance with all of the other separateness covenants set forth in the Transaction Documents.
9Additional rights and obligations in respect of receivables
1.Rights of the Purchaser
The Originator hereby authorizes the Purchaser, the Master Servicer or their respective designees or assignees under this Agreement or in the case of the Purchaser, the Credit and Security Agreement (including the Collateral Agent) to take any and all steps in the Originator's name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables sold or otherwise conveyed or purported to be conveyed by it hereunder, including endorsing the name of the Originator on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment; provided, however, that the Administrative Agent shall not take any of the foregoing actions unless an Amortization Event has occurred and is continuing.
2.Responsibilities of the Originator
Notwithstanding anything herein to the contrary:
(a)The Originator shall perform its obligations hereunder, and the exercise by the Purchaser or its designee of its rights hereunder shall not relieve the Originator from such obligations.
(b)None of the Purchaser, the Lenders or the Administrative Agent shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Purchaser, the Lenders or the Administrative Agent be obligated to perform any of the obligations of the Originator thereunder.
(c)The Originator hereby grants to the Administrative Agent an irrevocable power-of-attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of an Amortization Event to take in the name of the Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Originator or transmitted or received by the Purchaser (whether or not from the Originator) in connection with any Receivable sold or otherwise conveyed or purported to be conveyed by it hereunder or Related Right.
3.Further Action Evidencing Purchases
The Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Purchaser, the Master Servicer, the Administrative Agent (acting at the direction of the Requisite Lenders) or any Lender may reasonably request in order to perfect, protect or more fully evidence the Receivables and Related Rights purchased by the Purchaser hereunder, or to enable the Purchaser to exercise or enforce any of its rights hereunder or under any other Transaction Document.
4.Application of Collections
Any payment by an Obligor in respect of any indebtedness owed in connection with any Receivables by it to the Originator shall, except as otherwise specified by such Obligor, required by Law and unless otherwise instructed by a Master Servicer (with the prior written consent of the Administrative Agent (acting at the direction of the Requisite Lenders)) or, following the occurrence and continuation of an Amortization Event, the Administrative Agent (acting at the direction of the Requisite Lenders), be applied as a Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder (such application to be made starting with the oldest outstanding Receivable or Receivables) before being applied to any other indebtedness of such Obligor.
5.Performance of Obligations
The Originator shall (i) perform all of its obligations under the Contracts related to the Receivables generated by the Originator to the same extent as if interests in such Receivables had not been transferred hereunder, and the exercise by the Purchaser or the Administrative Agent of its rights hereunder shall not relieve the Originator from any such obligations and (ii) pay (or cause to be paid) when due any Taxes (including any sale Taxes) that are required to be paid by it in connection with the Receivables generated by the Originator and their creation and satisfaction.
10Sale and Purchase termination events
1.Sale and Purchase Termination Events
Each of the following events or occurrences described in this clause 10.1 shall constitute a "Sale and Purchase Termination Event":
(a)the Originator shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document to which it is a party and such failure shall continue unremedied for two (2) Business Days;
(b)any representation or warranty made or deemed to be made by the Originator (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which it is a party or any written statement made by the Originator in any financial statement, certificate, report, exhibit or document furnished by the Originator pursuant to this Agreement or any other Transaction Document to which it is a party, shall prove to have been false in any material respect when made or deemed made or delivered and, solely to the extent capable of cure, remains unremedied for fifteen (15) days; provided, that no breach of a representation or warranty set forth in clauses 7.7, 7.10, 7.15, 7.16, 7.18, 7.18 or 7.19 shall constitute a Sale and Purchase Termination Event pursuant to this clause (b) if the Originator has complied with its related obligations under clause 4.2 with respect to such breach;
(c)the Originator, the Master Servicer or the Servicer shall fail to perform or observe any other term, covenant or agreement under this Agreement or any other Transaction Document to which it is a party to be performed or observed by the Originator, and such failure, solely to the extent capable of cure, shall continue for thirty (30) calendar days after the earlier of the date on which a Responsible Officer of the Originator becomes aware of such default or written notice thereof shall have been given to the Originator by the Administrative Agent (acting at the direction of the Requisite Lenders) or the Purchaser;
(d)the Facility Termination Date shall have occurred;
(e)a Material Adverse Effect shall occur with respect to the Originator;
(f)any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or the Originator shall so state in writing; or
(g)an Insolvency Proceeding shall have been instituted against the Originator or any Subsidiary of an Originator or a substantial part of the assets of an Originator or such a Subsidiary and such Insolvency Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Insolvency Proceeding.
2.Remedies
(a)Optional Termination with Consent. Upon the occurrence and during the continuation of a Sale and Purchase Termination Event, the Purchaser (but not the Master Servicer or the Originator), with the prior written consent of the Administrative Agent (acting at the direction of the Requisite Lenders) (which may grant or deny such consent in its sole discretion), shall have the option, by notice to the Originator (with a copy to the Administrative Agent and the Lenders), to declare the Purchase Facility terminated.
(b)Remedies Cumulative. Upon any termination of the Purchase Facility pursuant to clause (a) above, the Purchaser (and the Administrative Agent as Purchaser's collateral assignee) shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under applicable Laws, which rights shall be cumulative.
11Servicer
1.Appointment and duties
(a)The Master Servicer hereby appoints the Servicer to take or cause to be taken all such actions as may be necessary or advisable to collect each Purchased Receivable from time to time, all in accordance with this Agreement, with reasonable care and diligence, and in accordance with the Credit and Collection Policy of the Servicer, it being understood that neither the Originator nor the Servicer shall guarantee the collection of any Purchased Receivables.
(b)The Servicer shall direct all Obligors to make payments of the Pool Receivables directly to a French Collection Account, each of which shall at all times, be subject to the French

Bank Account Pledge Agreement, or a Facility Account, which shall at all times be subject to a Control Agreement. If, notwithstanding the foregoing, any Obligor makes payment with respect to a Purchased Receivable to a bank account that is not a French Collection Account, (i) the Servicer shall notify promptly the Master Servicer (whom in turn shall notify the Administrative Agent promptly) upon discovery thereof and (ii) the Servicer shall remit, or to cause such Person to remit any Collections (including any security deposits applied to the Outstanding Balance of any Pool Receivable) that it receives on Purchased Receivables directly to a French Collection Account within one Business Day after receipt, and further agrees that all such Collections shall be held for the exclusive benefit of the Administrative Agent and the Lenders.
(c)The Servicer shall administer the Collections in accordance with the terms of this Agreement and the applicable Credit and Collection Policy.
(d)The Servicer hereby acknowledges and agrees that following the occurrence and during the continuation of an Amortization Event, the Collateral Agent, acting at the direction of the Requisite Lenders, shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Defaulted Receivable, Delinquent Receivable or to foreclose upon or repossess any Related Security to the extent not in contravention of the related Contracts or applicable Law.
(e)The Servicer shall hold for the benefit of the Purchaser, the Master Servicer and the Administrative Agent and each other Secured Party all Records in its possession that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Purchased Receivables and shall, following the occurrence and during the continuance of an Amortization Event, as soon as practicable upon demand of the Administrative Agent (acting at the direction of the Requisite Lenders), deliver or make available to the Administrative Agent (for distribution to the Lenders) all such Records, at a place selected by Administrative Agent.
(f)Any payment by an Obligor in respect of any Purchased Receivable owed by it to the Originator or the Purchaser shall be applied to the applicable invoice within 15 days after its receipt, unless sufficient information from the related Obligor is not available, in which case such application shall be made as soon as reasonably practicable.
2.Servicing fees
The Purchaser shall pay to the Servicer on each Monthly Payment date in arrears for the immediately preceding Calculation Period, an amount equal to (x) 0.20% of the aggregate Outstanding Balance of all Eligible Receivables sold by the Originator as set forth in in the most recent Monthly Report prior to such Monthly Payment Date divided by (y) 12 (inclusive of VAT)

(the Servicing Fee). The payment of the Servicing Fee shall be subject to the priorities set forth in Sections 2.1 and 2.2 of the Credit and Security Agreement.
12Notification
(a)Prior to the occurrence of a Notification Event, the Originator shall not, and the Purchaser agrees that it shall not, give or procure the giving of any notice to any Obligor of (i) the assignment of any Receivable and the Related Rights to the Purchaser or (ii) the Security created by the Purchaser in respect of any Receivables or the Related Rights in favour of the Collateral Agent pursuant to the French Receivables Pledge Agreement.
(b)Upon the occurrence of a Notification Event, the Originator shall immediately (and in any event within one (1) Business Day of such occurrence), upon the request of the Purchaser notify each Obligor in writing of the assignment to the Purchaser of the Receivable and the Related Rights relating to such Obligor.
(c)If the Originator fails to comply with its obligations under paragraph (b) above within the time period specified therein, the Purchaser and/or the Collateral Agent (acting at the direction of the Requisite Lenders) shall be entitled (but not obliged) to deliver or procure the delivery of any such notices directly to the relevant Obligors and any such lawyers in the name of and on behalf of the Originator (and the Originator hereby irrevocably authorises the Purchaser and the Collateral Agent to do so). The Originator shall provide all reasonable assistance and co-operation requested by the Purchaser or the Collateral Agent in connection with the delivery of any such notices, including providing access to Obligor contact details and Records.
(d)If the Originator is required by a court of competent jurisdiction, or by a change in law occurring after the date of this Agreement, or by a regulatory authority, to give notice of the assignment of, any Receivable or any Related Rights, the Originator must notify the relevant Obligor of the transfer of any Receivables and Related Rights in favour of the Purchaser.
(e)The Originator undertakes to the Purchaser that, for so long as an Assignment Notice has not been given, the Originator will lend its name to, and take such other steps as may reasonably be required by the Purchaser in relation to, any legal proceedings in respect of the Receivables and their Related Rights.
13Indemnification
1.Indemnities by the Originator
Without limiting any other rights that the Purchaser may have hereunder or under Law, the Originator (and the Master Servicer solely with respect to paragraphs (n), (q) and (s) (as paragraph(s) relates to withholding Taxes)) hereby agree to indemnify the Purchaser, each of its officers, directors, employees, agents, employees and respective assigns, the Administrative Agent and each Lender (each of the foregoing Persons being individually called a Sale and Purchase Indemnified Party), forthwith on demand, from and against any and all damages, claims, losses, judgments, liabilities, penalties and related costs and expenses (including reasonable and documented out-of-pocket attorneys' fees and expenses and court costs ) (all of the foregoing being collectively called Sale and Purchase Indemnified Amounts) awarded against or incurred by it arising out of, relating to or in connection with:
(a)the breach of any representation or warranty made or deemed made by the Originator (or any employee, officer or agent thereof) under or in connection with this Agreement or any of the other Transaction Documents, or any information or report delivered by or on behalf of the Originator pursuant hereto or thereto which shall have been untrue or incorrect when made or deemed made or delivered;
(b)the failure by the Originator to transfer good and marketable title in and to any Pool Receivable or Related Right to the Purchaser, free and clear of any Adverse Claims, and that is freely assignable, pursuant to this Agreement;
(c)the failure by the Originator to comply with the terms of any Transaction Document or with any Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Law;
(d)the lack of an enforceable ownership interest in the Pool Receivables against all Persons (including any bankruptcy trustee or similar Person), in either case, free and clear of any Adverse Claim;
(e)the failure to take, or any delay in taking, any action required under applicable Law to effect, perfect or protect the sale, transfer or assignment under any aplicable jurisdiction or other Laws with respect to any Pool Receivable or the Related Rights as contemplated by the Transaction Documents;
(f)any suit or claim related to the Pool Receivables (including any products liability or environmental liability claim arising out of or in connection with the property, products or services that are the subject of any Pool Receivable);
(g)any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable in the Receivables Pool (including, without limitation, a defense based on such Receivable's or the related Contract's not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms or any other claim resulting from the sale of the property, products or services giving rise to such Receivable or the furnishing or failure to furnish such property, products or services;

(h)any failure of the Originator to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;
(i)any products liability, environmental or other claim arising out of or in connection with any Receivable or other merchandise, goods or services which are the subject of or related to any Receivable;
(j)the misdirection of Collections or the commingling of Collections of Pool Receivables at any time with other funds;
(k)the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;
(l)any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or in respect of any Pool Receivable or any Related Rights;
(m)any claim brought by any Person other than a Sale and Purchase Indemnified Party arising from any activity by the Originator or any Affiliate thereof in servicing, administering or collecting any Pool Receivable;
(n)the failure by the Originator to pay when due any Taxes, including sales, excise or personal property Taxes with respect to any Pool Receivable generated by the Originator;
(o)any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;
(p)any product liability claim arising out of or in connection with goods or services that are the subject of any Receivable;
(q)any Tax or governmental fee or charge, all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including out-of-pocket attorneys' fees and expenses and court costs in defending against the same, which are required to be paid by reason of the purchase or ownership of the Receivables or any Related Rights

(including any income, franchise and capital Taxes imposed on the Buyer with respect to or in connection with the Receivables);
(r)any liability under Section 9.5 of the Credit and Security Agreement; or
(s)the failure of any Receivable sold, transferred or assigned hereunder as an Eligible Receivable to actually constitute an Eligible Receivable on the date of sale, transfer, purchase or assignment.
provided that such indemnity shall not be available to any Sale and Purchase Indemnified Party to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of a Sale and Purchase Indemnified Party or (y) to the extent the same includes losses in respect of Receivables that are uncollectable by reason of the bankruptcy, insolvency, lack of creditworthiness or other financial inability to pay, of the related Obligor.
Notwithstanding anything to the contrary in this Agreement, solely for purposes of the Originator's indemnification obligations in this clause 13, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a material adverse effect or similar concepts of materiality shall be deemed to be not so qualified.
If for any reason the foregoing indemnification is unavailable to any Sale and Purchase Indemnified Party or insufficient to hold it harmless, then the Originator shall contribute to the amount paid or payable by such Sale and Purchase Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Originator and its Affiliates, on the one hand, and such Sale and Purchase Indemnified Party, on the other hand, in the matters contemplated by this Agreement as well as the relative fault of the Originator and its Affiliates and such Sale and Purchase Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The indemnity obligations of the Originator under this clause 13.1 shall be in addition to any liability which the Originator may otherwise have, shall extend upon the same terms and conditions to the Sale and Purchase Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Originator and the Sale and Purchase Indemnified Parties. Any indemnification under this clause 13.1 shall survive the termination of this Agreement.
14Miscellaneous
1.Amendments, etc.
(a)The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Purchaser,

the Master Servicer and the Originator, with the prior written consent of the Requisite Lenders.
(b)No failure or delay on the part of the Purchaser, the Master Servicer, the Originator, the Administrative Agent or any third-party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Teads Party in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Purchaser or the Administrative Agent under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
(c)The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.
2.Notices, etc
All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile or electronic mail communication) and shall be delivered or sent by facsimile, electronic mail, or by overnight mail, to the intended party at the mailing or electronic mail address or facsimile number of such party set forth under its name on Schedule 1 hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto or in the case of the Administrative Agent or any Lender, at their respective address for notices pursuant to the Credit and Security Agreement. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or electronic mail, when sent, receipt confirmed by telephone or electronic means.
3.No Waiver; Cumulative Remedies
The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, the Originator hereby authorizes the Purchaser and each Lender (collectively, the Set-off Parties), at any time and from time to time, to the fullest extent permitted by law, to set off, against any obligations of the Originator to such Set-off Party arising in connection with the Transaction Documents (including amounts payable by the Originator pursuant to clause 13.1) that are then due and payable or that are not then due and payable but have accrued, any and all deposits (general or special, time or demand, provisional or final) at any time held by, and any and all indebtedness at any time owing by, any Set-off Party to or for the credit or the account of the Originator.
4.Binding Effect; Assignability
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither the Originator nor the Master Servicer may assign any of its rights hereunder or any interest herein without the prior written consent of the Purchaser and the Requisite Lenders, except as otherwise herein specifically provided. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by the Originator pursuant to clause 7 and the indemnification and payment provisions of clause 11 and clause 14.5 shall be continuing and shall survive any termination of this Agreement.
5.Costs, Expenses and Taxes
In addition to the obligations of the Originator under clause 11, the Originator agrees to pay on demand:
(a)to the Purchaser (and any successor and permitted assigns thereof) and any third-party beneficiary of the Purchaser's rights hereunder all reasonable and documented out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto), including (i) the reasonable and documented out-of-pocket attorneys' fees and expenses and court costs for the Purchaser (and any successor and permitted assigns thereof) and any third-party beneficiary of the Purchaser's rights hereunder with respect thereto and with respect to advising any such Person as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable and documented accountants', auditors' and consultants' fees and expenses for the Purchaser (and any successor and permitted assigns thereof) and any third-party beneficiary of the Purchaser's rights hereunder incurred in connection with the administration and maintenance of this Agreement or advising any such Person as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document;
(b)to the Purchaser (and any successor and permitted assigns thereof) and any third-party beneficiary of the Purchaser's rights hereunder all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys' fees and expenses and court costs), of any such Person incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents; and
(c)all Other Taxes payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents to be delivered hereunder, and agree to indemnify each Sale and Purchase Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omitting to pay such Other Taxes.
6.Captions and Cross References; Incorporation by Reference
The various captions (including the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored Article, Section, Schedule or Exhibit are to such Article, Section, Schedule or Exhibit of this Agreement, as the case may be. The Schedules and Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.
7.Acknowledgment and Agreement
By execution below, the Originator expressly acknowledges and agrees that all of the Purchaser's rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be collaterally assigned by means of the Purchaser granting a security interest to the Collateral Agent (for the benefit of the Secured Parties) pursuant to the Credit and Security Agreement, and the Originator consents to such collateral assignment. Each of the parties hereto acknowledges and agrees that the Lenders, the Collateral Agent (for the benefit of the Secured Parties), and the Administrative Agent are third-party beneficiaries of the rights of the Purchaser arising hereunder and under the other Transaction Documents to which the Originator is a party, and notwithstanding anything to the contrary contained herein or in any other Transaction Document, during the occurrence and continuation of an Amortization Event under the Credit and Security Agreement, the Administrative Agent and the Collateral Agent, and not the Purchaser, shall have the sole right to exercise all such rights and related remedies.
8.No Proceeding
The Originator hereby agrees that it will not institute, or join any other Person in instituting, against the Purchaser or the Borrower any Insolvency Proceeding for at least one year and one day following the Final Payout Date. In addition, all amounts payable by Purchaser to the Originator pursuant to this Agreement shall be payable solely from funds available for that purpose. The Originator further agrees that notwithstanding any provisions contained in this Agreement to the contrary, the Purchaser shall not, and shall not be obligated to, pay any amount in respect of any Intercompany Loan Agreement or otherwise to such Originator pursuant to this Agreement unless the Purchaser has received funds which may, subject to clause 4.1 of the Credit and Security Agreement, be used to make such payment.
9.Severability
The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
10.No hardship
Each Party acknowledges that the provisions of article 1195 of the French Civil Code shall not apply to it with respect to its obligations under this Agreement and that it shall not be entitled to make any claim under article 1195 of the French Civil Code.
11.Governing Law
This Agreement and any non-contractual obligations connected with it are governed by French law.
12.Jurisdiction
Any dispute concerning this Agreement, any document or instrument or any non-contractual obligations connected with it shall be subject to the exclusive jurisdiction of the tribunal des activités économiques (formerly known as tribunal de commerce) of Paris.
[Signature pages follow]

TEADS FRANCE Originator and Servicer
By:	/s/ Damien Islam-Frenoy
Name: Damien Islam-Frenoy
Title: authorised representative

FF MALTA AR Ltd. Purchaser
By:	/s/ Seung Joon Sung
Name: Seung Joon Sung
Title: authorised representative

OT MIDCO INC. Master Servicer
By:	/s/ Veronica Gonzalez
Name: Veronica Gonzalez
Title: authorised representative

[Signature page of the Purchase and Sale Agreement]